Exhibit 5

                                 STEPP LAW GROUP

April 8, 2003

To:  The Board of Directors
     Micron Enviro Systems, Inc.

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Micron Enviro Systems, Inc., a Nevada corporation (the "Company"), and in such capacity have examined the form of Registration Statement on Form S-8 ("Registration Statement") to be filed with the Securities and Exchange Commission ("Commission") by the Company in connection with the registration pursuant to the Securities Act of 1933, as amended ("Act"), of 4,750,000 shares of common stock, $.001 par value per share, to be issued by the Company (the "Shares"). The Shares shall be issued pursuant to the terms and conditions of those Non-Qualified Stock Option Agreements with Graeme Sewell and Jason Gigliotti, attached as Exhibits 10.2 through 10.5, inclusive, and 10.7 and 10.8("Agreements") and those Stock Option Plans attached as Exhibits 10.1 and 10.6 to the Registration Statement ("Plans").

In rendering the following opinion, we have relied solely upon information and documents prepared and furnished by the Company.

We have not undertaken, and shall not undertake, any independent investigation beyond that information, or to verify the adequacy or accuracy of that information. Based upon the foregoing, and relying solely thereon, and assuming that the Shares will be issued on the terms and subject to the conditions of the Registration Statement , the Agreements and the Plans, it is our opinion that the Shares, when issued, subject to the effectiveness of the Registration Statement and compliance with applicable securities and other laws of any province or other jurisdiction in which the Shares will be offered and sold, will be duly authorized, validly issued and non-assessable.

We express no opinion as to compliance with the securities laws or other laws in any foreign jurisdiction in which the Shares are proposed to be offered and sold and as to the effect, if any, which non-compliance with such laws might have.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission pursuant thereto.

Other than as provided herein, this opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) relates only to matters of United States federal securities law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, (iv) may not be quoted or reproduced or delivered by you to any other person, and (v) may not be relied upon for any other purpose whatsoever. Nothing in this opinion shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

The Company is hereby advised, urged and encouraged to retain securities counsel in each jurisdiction outside the United States in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

This opinion is as of the date of this letter.


Sincerely,

STEPP LAW GROUP


/s/ Thomas E. Stepp, Jr.

By: Thomas E. Stepp, Jr.